Exhibit 12

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA  19103-2799

215.981.4000

Fax 215.981.4750

February 10, 2014

Formula Investing U.S. Value 1000 Fund
Formula Investing U.S. Value Select Fund
Gotham Enhanced Return Fund
FundVantage Trust
301 Bellevue Parkway
Wilmington, DE 19809

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences to (i) Formula Investing U.S. Value 1000 Fund and Formula Investing U.S. Value Select Fund (each, an “Acquired Fund”), each a series of FundVantage Trust (the “Trust”), a Delaware statutory trust, (ii) the holders (the “Acquired Fund Shareholders”) of voting common shares of beneficial interest of each Acquired Fund (the “Acquired Fund Shares”), and (iii) Gotham Enhanced Return Fund (the “Acquiring Fund,” and together with each Acquired Fund, the “Funds”), a separate series of the Trust, in connection with the transfer of all of the assets of each Acquired Fund to the Acquiring Fund in exchange solely for voting common shares of beneficial interest of the Acquiring Fund (the “Acquiring Fund Shares”) and the assumption of all of the liabilities of each Acquired Fund by the Acquiring Fund, followed by the distribution of such Acquiring Fund Shares received by an Acquired Fund in complete liquidation and termination of each Acquired Fund (these transactions taken together are referred to as, the “Reorganization”), all pursuant to the Agreement and Plan of Reorganization (the “Agreement”) dated as of February 5, 2014, executed by the Trust, on behalf of each Acquired Fund and the Acquiring Fund.

For the purpose of rendering this opinion, we have examined and are relying, with your permission (without any independent investigation or review thereof other than such investigation and review as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):

1.                                      The Agreement;

2.                                      The registration statement of the Trust on Form N-14 to which this opinion is an exhibit, filed with the Securities and Exchange Commission with respect to the Acquiring Fund Shares to be issued in connection with the Reorganization (the “Registration Statement”), and the

Philadelphia	Boston	Washington, D.C.	Los Angeles	New York	Pittsburgh

Detroit	Berwyn	Harrisburg	Orange County	Princeton	Silicon Valley	Wilmington

www.pepperlaw.com

prospectus/proxy statement included in the Registration Statement (the “Prospectus/Proxy Statement”);

3.                                      The representations made to us by each of the Funds in their letters to us dated the date hereof; and

4.                                      Such other instruments and documents as we have deemed necessary or appropriate for purposes of rendering this opinion.

For purposes of this opinion, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), that (i) the Reorganization will be consummated in the manner contemplated by the Prospectus/Proxy Statement and in accordance with the provisions of the Agreement without the waiver of any conditions to any party’s obligation to effect the Reorganization, (ii) the original documents (including signatures) are authentic, (iii) the documents submitted to us as copies conform to the original documents, (iv) there has been (or will be by the date of the Reorganization) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) the statements and representations contained in the Documents are accurate, (vi) the covenants and warranties set forth in the Documents will be complied with, and (vii) the Reorganization will be effective under applicable law.

Furthermore, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take action, there is in fact no plan, intention, understanding or agreement and such action will not be taken, and we have further assumed that any statement made “to the knowledge of” or otherwise similarly qualified is correct without such qualification.

Subject to the foregoing and any other assumptions, limitations and qualifications specified herein, it is our opinion, that for U.S. federal income tax purposes:

1.                                      The acquisition by the Acquiring Fund of all of the assets of each Acquired Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of each Acquired Fund, followed by the distribution of such Acquiring Fund Shares by each Acquired Fund in complete liquidation to each Acquired Fund Shareholders in exchange for their Acquired Fund Shares, all as provided in the Agreement, will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and each Acquired Fund and the Acquiring Fund each will be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

2.                                      Under Code Section 361, no gain or loss will be recognized by each of the Acquired Funds (i) upon the transfer of all of each Acquired Fund’s assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of each Acquired Fund or (ii) upon the distribution of the Acquiring Fund Shares by each Acquired Fund to the Acquired Fund Shareholders in complete liquidation, as contemplated in the Agreement;

3.                                      Under Code Section 1032, no gain or loss will be recognized by the Acquiring Fund upon the receipt of all of the assets of each Acquired Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of each Acquired Fund as contemplated in the Agreement;

4.                                      Under Code Section 362(b), the tax basis of the assets of each Acquired Fund received by the Acquiring Fund will be the same as the tax basis of such assets in the hands of each of the Acquired Funds immediately prior to the Reorganization;

5.                                      Under Code Section 1223(2), the holding periods of the assets of each of the Acquired Funds in the hands of the Acquiring Fund will include the periods during which such assets were held by the Acquired Fund;

6.                                      Under Code Section 354, no gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of all of their Acquired Fund Shares solely for the Acquiring Fund Shares in liquidation of each Acquired Fund as contemplated by the Agreement;

7.                                      Under Code Section 358, the aggregate tax basis of the Acquiring Fund Shares to be received by each of the Acquired Fund Shareholders pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund Shares held by such shareholder immediately prior to the Closing Date; and

8.                                      Under Code Section 1223(1), an Acquired Fund Shareholder’s holding period for the Acquiring Fund Shares to be received by each Acquired Fund Shareholder will include the period during which the Acquired Fund Shares exchanged therefor were held, provided that the Acquired Fund Shareholder held the Acquired Fund Shares as a capital asset on the date of the Reorganization.

We express no opinion as to (1) the effect of the Reorganization on (A) the Acquired Funds or the Acquiring Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for U.S. federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting, (B) any Acquired Fund Shareholder or Acquiring Fund Shareholder that is required to recognize unrealized gains and losses for U.S. federal income tax purposes under a mark-to-market system of accounting, or (C) an Acquired Fund or the Acquiring Fund with respect to any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code or (2) any other federal tax issues (except those set forth above) and all state, local or foreign tax issues of any kind.

This opinion is based upon the Code, regulations promulgated thereunder, administrative pronouncements and judicial authority, all as in effect as of the date hereof.  It represents our best legal judgment as to the matters addressed herein but is not binding on the Internal Revenue Service or the courts.  Accordingly, no assurance can be given that the Internal Revenue Service would agree with the opinion expressed herein or, if contested, the opinion would be sustained by a court.  Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect.  No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion.  We undertake no responsibility to advise you of any new developments in the application or interpretation of relevant federal tax laws.  If any of the facts or assumptions pertinent to the U.S. federal income tax treatment of the Reorganization specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion.  In addition, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Reorganization or any other transactions.

This opinion is being provided solely for the benefit of the Acquiring Fund and its shareholders and each Acquired Fund and its shareholders.  No other person or party shall be entitled to rely on this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the section captioned “Information About the Reorganization — Federal Income Tax Consequences” therein.  In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Pepper Hamilton LLP

Pepper Hamilton LLP